Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Core Molding Technologies, Inc. of our report dated March 14, 2023 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Core Molding Technologies, Inc. for the year ended December 31, 2022, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Oak Brook, Illinois
December 22, 2023